UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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OFG Bancorp

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April 9, 2021

Dear Shareholder:

As previously disclosed, this year’s annual meeting of shareholders will be held virtually on Wednesday, April 28, 2021, at www.virtualshareholdermeeting.com/OFG2021, beginning at 10:00 a.m. (EST). Although it will be a virtual-only meeting, you will be afforded the same rights and opportunities to participate as you would at an in-person annual meeting. Therefore, we want to give you additional information to facilitate your participation.

What if I have difficulties accessing the annual meeting?

If you encounter any technical difficulties with the meeting website on the day of the meeting, please call the technical support number that will be available on the login page of the meeting website. Technical support will be available beginning at 8:45 a.m. (EST) on the day of the meeting and will remain available throughout the meeting.

Can I ask pertinent questions during the annual meeting?

You may submit questions during the meeting by logging into the meeting website at www.virtualshareholdermeeting.com/OFG2021 using your 16-digit control number and typing your question into the “Ask a Question” file and clicking “Submit”. Only questions pertinent to the business to be conducted at the annual meeting will be answered during the meeting, subject to time limitations.

If any pertinent questions cannot be answered during the meeting due to time constraints, we will post and answer a representative set of these questions online at www.ofgbancorp.com. The questions and answers will be available as soon as reasonably practicable after the meeting and will remain available until one week after posting.

How do I inspect the list of shareholders of record?

A list of shareholders of record as of March 3, 2021 will be available for inspection by shareholders during the annual meeting. You may access the list during the meeting by visiting www.virtualshareholdermeeting.com/OFG2021 and entering your 16-digit control number and clicking “View Shareholder List” on the meeting website.

If you have any questions, please contact our investor relations team, Gary Fishman at gfishman@ofgbancorp.com or Steven Anreder at sanreder@ofgbancorp.com, telephone: (212) 532-3232.

Sincerely,